Exhibit 10.18

APEX HOLDCO L.P.

2019 EQUITY INCENTIVE PLAN

Article I
ESTABLISHMENT, DEFINITIONS AND PURPOSE

1.1Establishment.  Apex Holdco L.P., a Delaware limited partnership (the “Company”), hereby establishes the Apex Holdco L.P. 2019 Equity Incentive Plan (the “Plan”).

1.2Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in that certain Amended and Restated Agreement of Limited Partnership of Apex Holdco L.P., dated as of August 7, 2019 (as the same may be amended, restated, modified or otherwise supplemented from time-to-time, the “LP Agreement”).

1.3Purpose.  The Plan is intended to promote the long-term growth and profitability of the Company by providing employees, directors, advisory board members and other service providers who are or will be involved in the Company’s growth with an opportunity to acquire an ownership interest in the Company, thereby encouraging such persons to contribute to and participate in the success of the Company.  Under the Plan, the General Partner of the Company (the “General Partner”) may grant awards (each, an “Award”) of Class B Units (the “Class B Units”) to employees, directors, advisory board members and/or other service providers of the Company and/or its Subsidiaries, as may be selected by the General Partner (collectively, “Participants”).

Article II
AWARD POOL

2.1Award Pool.  3,010,605.05 Class B Units (the “Award Pool”) are reserved for issuance under the Plan in accordance with the terms of the LP Agreement.  Any Class B Units that for any reason are cancelled, forfeited, or acquired by the Company (pursuant to a call, redemption or other right) for no consideration shall again be available for issuance under the Plan.

2.2Consultation.  Prior to making any Award under the Plan, the General Partner will consult in good faith with (i) the Board of Directors of Vericity (or an applicable committee thereof) with respect to Awards to be made to non-employee members of the Board and (ii) the Chief Executive Officer of Vericity with respect to Awards to be made to any other eligible Persons.

2.3Award Limits.  Notwithstanding anything set forth in the Plan to the contrary, (i) the members of the Board of Directors and advisory board of Vericity will be eligible to receive up to a total of 767,265.86 Class B Units under the Plan and (ii) the employees and other service providers of Vericity will be eligible to receive up to a total of 2,243,339.20 Class B Units under the Plan.

2.4Allocation upon a Change of Control.  If the entirety of the Award Pool is not outstanding immediately prior to the occurrence of a Change of Control, then the General Partner shall establish a cash bonus pool (the “Change of Control Award Pool”) in an amount equal to the amount that would have been paid with respect to the Class B Units representing all of the unallocated portion of the Award Pool as of the date of consummation of such Change of Control had such unallocated Class B Units been issued at the time the initial Class B Units were issued. Upon the consummation of a Change of Control, the full Change of Control Award Pool shall be payable. The Change of Control Award Pool shall be allocated, subject to Section 2.2, to Participants by the General Partner at the time that payments with respect to the Change of Control Award Pool are payable.

Article III
ADMINISTRATION

3.1Administration.  The General Partner shall administer the Plan and each Award made under the Plan in good faith subject to the provisions of the Plan and the LP Agreement.  In furtherance of such good faith administration, the General Partner shall have the power and authority to prescribe, amend and rescind rules and procedures governing the administration of the Plan, including, but not limited to the power and authority to (a) interpret the terms of the Plan, the terms of any Awards made under the Plan, and the rules and procedures established by the General Partner governing any such Awards, (b) determine the rights of any Person under the Plan, or the meaning of requirements imposed by the terms of the Plan or an Award, or any rule or procedure established by the General Partner, (c) subject to Section 2.3, select the Participants to whom Awards will be granted under the Plan and the number of Class B Units to be granted to each such Participant, (d) establish any vesting or other terms and conditions applicable to an Award, (e) impose such limitations, restrictions and conditions upon, or in connection with, such Awards as it shall deem appropriate; provided, that, all such limitations, restrictions and conditions shall be set forth in the applicable Award Agreement at the time of grant, (f) adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (g) correct any defect or omission or reconcile any inconsistency in the Plan, in any Award Agreement or between the Plan, any Award Agreement and/or the LP Agreement and (h) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan and Awards, subject to the LP Agreement and such limitations as may be imposed by the Code or other applicable law. Each action of the General Partner made in good faith (including each interpretation or other determination of the General Partner) with respect to the Plan or any Awards made under the Plan shall be final, binding and conclusive on all persons.

Article IV
ELIGIBILITY AND AWARD AGREEMENTS

4.1Eligibility.  Subject to the terms of the Plan and the LP Agreement, employees, directors and advisory board members and other service providers of Vericity and its Subsidiaries shall be eligible to receive Awards under the Plan.

4.2Award Agreement.  Awards granted under the Plan shall be evidenced by a written agreement executed by the Company and the Participant (the “Award Agreement”).

Article V

ADJUSTMENTS

Except as otherwise expressly provided in an Award Agreement or the LP Agreement, in the event that the General Partner determines in good faith in its sole discretion that any sale, recapitalization, reorganization, merger, consolidation, dividend, distribution or any other transaction or event affects the Class B Units such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the General Partner may, in the manner and to the extent that it deems reasonably appropriate, acting in good faith, adjust any or all of (i) the number of Class B Units, other ownership interests or other securities of the Company (or number and kind of other securities or property) with respect to which awards may be made under the Plan, (ii) the number of Class B Units, other ownership interests or other securities of the Company (or number and kind of other securities or property) subject to outstanding awards made under the Plan, (iii) the distribution level that must be achieved prior to a Class B Unit being entitled to participate in distributions for the Company or (iv) the terms of any Class B Unit that are affected by the event, in each case in a manner the General Partner reasonably deems appropriate, acting in good faith, to prevent such inappropriate dilution or enlargement.

Article VI
GENERAL PROVISIONS

6.1Amendment; Termination.  The General Partner may modify, amend, suspend or terminate the Plan in whole or in part at any time; provided, however, that such modification, amendment, suspension or termination shall not (i) in any way impact any of the terms and conditions of Article II of the Plan prior to a Change of Control or (ii) without a Participant’s written consent, adversely affect such Participant’s rights in respect of a previously-made Award.

6.2Applicable Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Delaware.

6.3Securities Laws.  The Plan has been instituted by the Company to provide certain compensatory incentives to Participants and is intended to qualify for an exemption from the registration requirements under the Securities Act and any other applicable state securities laws pursuant to Rule 701 under the Securities Act or any other applicable exemption (collectively, the “Exemption”); however, the Company makes no representation or warranty that the Exemption applies to the Awards, and in no event shall the General Partner, the Company or any Affiliate of the Company (or their employees, agents, officers, directors, managers, successors or assigns) be liable to any Participant (other than to effect rescission or similar rights that may arise under applicable securities laws) for any failure to comply with such Exemption.  The Company may impose any restrictions or terms on any Awards or Class B Units granted pursuant to Awards, and may require Participants to make such representations, as the Company determines in good faith to be necessary to comply with the Exemption.

6.4No Right to Awards.  No Person shall have any claim to receive any award under the Plan.  There is no obligation for uniformity of treatment of Participants regarding the number of

Class B Units awarded or the manner in which awards are made.  The terms and conditions made under the Plan need not be the same with respect to each Participant.

6.5No Guarantees Regarding Tax Treatment; No Tax Minimization Obligation.  Neither the General Partner nor the Company make any guarantees to any person regarding the tax treatment of any Award or payments made with respect to any Award.  Neither the General Partner nor the Company have any duty or obligation to minimize the tax consequences of any Award, including, without limitation, tax consequences that may result from changes to applicable law and none of the General Partner, the Company, any subsidiaries or affiliates of the Company, or any of their employees or representatives shall have any liability to any person with respect to such tax consequences.

6.6Withholding.  A Participant may be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold from any payment due under any Award, the amount (in cash or, at the election of the Company, securities or other property or through net settlement) of any applicable federal, state, local or foreign withholding taxes in respect of such payment and to take such other action as may be necessary in the good faith opinion of the General Partner to satisfy all obligations for the payment of withholding taxes.

6.7Severability.  If any provision of the Plan or any award made hereunder is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or award, or would disqualify the Plan or any award under any law deemed applicable by the General Partner, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the good faith determination of the General Partner, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, Person or award and the remainder of the Plan and any such award shall remain in full force and effect.

6.8Headings.  Headings are used herein solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

6.9Amendment to the Partnership Agreement.  Neither the adoption of this Plan nor any award made hereunder shall restrict in any way the adoption or any amendment to the LP Agreement in accordance with the terms of such agreement.

6.10Conflict between the Plan and the LP Agreement.  The Plan is subject to the LP Agreement.  In the event of a conflict between any term or provision contained herein and a term or provision of the LP Agreement, the applicable term and provision of the LP Agreement will govern and prevail.

6.11Effective Date of the Plan. The Plan shall become effective on August 7, 2019.

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